Exhibit 5.1

Fort Lauderdale
Jacksonville
Los Angeles
Madison
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
One Southeast Third Avenue
25th Floor
Miami, Florida 33131-1714
www.akerman.com
305 374 5600 tel     305 374 5095 fax

September 11, 2008
Catalyst Pharmaceutical Partners, Inc.
355 Alhambra Circle
Suite 1370
Coral Gables, FL 33134
Re: Registered Direct Public Offering
Ladies and Gentlemen:
     Reference is made to our opinion dated June 2, 2008 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-151368) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 2, 2008 by Catalyst Pharmaceutical Partners, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated September 11, 2008. The prospectus supplement relates to the offering by the Company of 1,488,332 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus Supplement.
     We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated June 26, 2008 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the Company’s Certificate of Incorporation, as amended, (v) the Company’s By-laws, (vi) certain resolutions of the Board of Directors of the Company, (vii)

September 11, 2008

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corporate records and instruments, and (viii) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of originals of such documents and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.
     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.
     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,
/s/ Akerman Senterfitt

AKERMAN SENTERFITT